Exhibit 99.1

Innoviva Reports Second Quarter 2020 Financial Results

•	Royalties increased by 7% to $72.4 million in the second quarter of 2020, compared to the same quarter in 2019.

•	Pavel Raifeld named as Chief Executive Officer.

•	Invested $35 million into common stock and warrants of Entasis Therapeutics Holding Inc. (NASDAQ: ETTX), a leader in anti-infectives development.

BURLINGAME, Calif., July 29, 2020 – Innoviva, Inc. (NASDAQ: INVA) (the Company) today reported financial results for the second quarter ended June 30, 2020.

•	Gross royalty revenues of $72.4 million from Glaxo Group Limited (“GSK”) for the second quarter of 2020 included royalties of $45.6 million from global net sales of RELVAR®/BREO® ELLIPTA®, royalties of $11.2 million from global net sales of ANORO® ELLIPTA® and royalties of $15.6 million from global net sales of TRELEGY® ELLIPTA®.[1]

•	Changes in fair values of equity investments of $46.7 million reflected the unrealized gains of $13.4 million related to our investment in Armata Pharmaceuticals Inc. and $33.3 million related to our investment in Entasis Therapeutics Holdings, Inc.

•	Income before income taxes increased by 109% to $118.1 million, compared to the same quarter in 2019.

•	Net cash and cash equivalents, short-term investments and marketable securities, excluding $4.9 million cash balance attributable to a variable interest entity, totaled $412.2 million, and receivables from GSK totaled $82.4 million, as of June 30, 2020.

Pavel Raifeld, Chief Executive Officer, stated: “RELVAR®/BREO® ELLIPTA® global net sales decreased by 3% compared to the second quarter of 2019. U.S. net sales decreased by 11% as continued volume growth was more than offset by greater price discounting in the ICS/LABA sector. Non-U.S. sales increased by 2%, driven by sales growth in certain European markets, Japan and Canada.

ANORO® ELLIPTA® global net sales increased by 5% in the second quarter of 2020 compared to the second quarter of the prior year. U.S. net sales increased by 7% due to significant volume growth, despite pricing pressure stemming from channel mix shift. Non-U.S. ANORO® ELLIPTA® net sales increased 2%, supported by growth in certain European markets. In addition, TRELEGY® ELLIPTA® global net sales were $240.5 million, compared to $151.4 million during comparable period a year ago.

While the ultimate COVID-19 impact remains uncertain, we have seen signs of normalization over the past quarter. We were pleased with the meaningful volume growth across the portfolio, despite the challenging environment and certain pandemic-related stockpiling earlier in the year,” continued Mr. Raifeld.

Mr. Raifeld concluded, “After spending several weeks at Innoviva, I am even more excited about the potential for significant shareholder value creation. Capital allocation and cost discipline remain our key priorities, and we expect to continue to opportunistically invest in promising, differentiated assets, such as those developed by Armata and Entasis, that address significant unmet medical needs and offer attractive return profiles.”

Recent Highlights

•	GSK Net Sales:

o	Second quarter 2020 net sales of RELVAR®/BREO® ELLIPTA® by GSK were $303.8 million, down 3% from $313.9 million in the second quarter of 2019, with $103.3 million in net sales from the U.S. market and $200.5 million from non-U.S. markets.

o	Second quarter 2020 net sales of ANORO® ELLIPTA® by GSK were $172.3 million, up 5% from $163.6 million in the second quarter of 2019, with $109.8 million net sales from the U.S. market and $62.5 million from non-U.S. markets.

o	Second quarter 2020 net sales of TRELEGY® ELLIPTA® by GSK were $240.5 million, up significantly from $151.4 million in the second quarter of 2019, with $174.8 million in net sales from the U.S. market and $65.7 million in net sales from non-U.S. markets.

•	Capital Allocation:

o	During the second quarter of 2020, the Company invested $35.0 million in 14.0 million shares of common stock of Entasis Therapetutics, Inc., a company focused on development of novel anti-bacterial therapies for multi-drug resistant Gram-negative bacteria, which pose well acknowledged public health risk and a rapidly growing medical need, and warrants to purchase up to an additional 14.0 million shares of the common stock at $2.50 per share. With this initial investment, Innoviva owned approximately 51% of Entasis’s common stock as of June 30, 2020. Innoviva has a right to designate two members to Entasis’s board.

1 For TRELEGY ® ELLIPTA®, Innoviva is entitled to 15% of royalty payments made by GSK that are assigned to TRC, LLC.

About Innoviva

Innoviva, Inc. (referred to as “Innoviva”, the “Company”, or “we” and other similar pronouns), is a company with a portfolio of royalties that include respiratory assets partnered with Glaxo Group Limited (“GSK”), including RELVAR®/BREO® ELLIPTA® (fluticasone furoate/ vilanterol, “FF/VI”), ANORO® ELLIPTA® (umeclidinium bromide/ vilanterol, “UMEC/VI”) and TRELEGY® ELLIPTA® (the combination FF/UMEC/VI). Under the Long-Acting Beta2 Agonist (“LABA”) Collaboration Agreement, Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva is also entitled to 15% of royalty payments made by GSK under its agreements originally entered into with us, and since assigned to Theravance Respiratory Company, LLC (“TRC”), relating to TRELEGY® ELLIPTA® and any other product or combination of products that may be discovered and developed in the future under the LABA Collaboration Agreement and the Strategic Alliance Agreement with GSK (referred to herein as the “GSK Agreements”), which have been assigned to TRC other than RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®.

ANORO®, RELVAR®, BREO®, TRELEGY® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and TRELEGY® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”). Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Royalty revenue from a related party, net (1)	$68,946	$64,107	$147,624	$119,290
Revenue from collaborative arrangements with a related party	10,000	-	10,000	-
Total net revenue	78,946	64,107	157,624	119,290

Operating expenses:
Research and development	559	-	559	-
General and administrative	2,596	4,347	5,159	7,362
Total operating expenses	3,155	4,347	5,718	7,362

Income from operations	75,791	59,760	151,906	111,928

Other income (expense), net	30	(8)	98	(7)
Interest income	158	1,403	1,460	2,378
Interest expense	(4,561)	(4,661)	(9,077)	(9,278)
Changes in fair values of equity investments	46,698	-	68,613	-
Income before income taxes	118,116	56,494	213,000	105,021
Income tax expense, net	19,891	10,433	35,823	18,941
Net income	98,225	46,061	177,177	86,080
Net income attributable to noncontrolling interest	21,381	8,321	34,896	14,550
Net income attributable to Innoviva stockholders	$76,844	$37,740	$142,281	$71,530

Basic net income per share attributable to Innoviva stockholders	$0.76	$0.37	$1.40	$0.71
Diluted net income per share attributable to Innoviva stockholders	$0.69	$0.34	$1.27	$0.65

Shares used to compute basic net income per share	101,324	101,151	101,280	101,105
Shares used to compute diluted net income per share	113,545	113,391	113,527	113,384

(1) Total net revenue from a related party is comprised of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Royalties from a related party	$72,402	$67,563	$154,536	$126,202
Amortization of capitalized fees paid to a related party	(3,456)	(3,456)	(6,912)	(6,912)
Royalty revenue from a related party, net	$68,946	$64,107	$147,624	$119,290

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2020	2019
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$417,146	$350,845
Other current assets	83,047	80,389
Property and equipment, net	37	33
Equity investments	128,613	-
Capitalized fees paid to a related party, net	132,164	139,076
Deferred tax assets, net	118,348	154,171
Other assets	264	312
Total assets	$879,619	$724,826

Liabilities and stockholders’ equity
Other current liabilities	$1,262	$1,219
Accrued interest payable	4,152	4,152
Convertible subordinated notes, net	239,499	239,217
Convertible senior notes, net	141,731	137,903
Other long-term liabilities	163	219

Innoviva stockholders’ equity	456,907	313,495
Noncontrolling interest	35,905	28,621

Total liabilities and stockholders’ equity	$879,619	$724,826

(1) The selected consolidated balance sheet amounts at December 31, 2019 are derived from audited financial statements.

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

	Six Months Ended June 30,
	2020	2019
	(unaudited)
Net cash provided by operating activities	$153,275	$133,151
Net cash provided by (used in) investing activities	9,044	(54,060)
Net cash provided by (used in) financing activities	(27,268)	444

Investor & Media Contacts:

Dan Zacchei / Alex Kovtun

Sloane & Company

212-486-9500

dzacchei@sloanepr.com / akovtun@sloanepr.com